Exhibit 99.1

Press Release

For Release, 09:10AM ET March 9, 2023

Neonode Reports 2022 Financial Results

STOCKHOLM, SWEDEN, March 9, 2023 — Neonode Inc. (NASDAQ: NEON), today reported financial results for the fiscal year ended December 31, 2022.

FINANCIAL SUMMARY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022:

●	Revenue of $5.7 million, a decrease of 2.8% compared to prior year.
●	Operating expenses of $10.2 million, a decrease of 15.3% compared to prior year.
●	Net loss of $4.9 million, or $0.36 per share, compared to $6.5 million, or $0.54 per share, for prior year.
●	Cash used by operations of $6.8 million compared to $7.7 million for prior year.
●	Cash and accounts receivable of $16.3 million as of December 31, 2022 compared to $18.7 million for the prior year-end.

THE CEO’S COMMENTS

“During 2022 we continued to execute on our strategy, with a dual focus on technology licensing and product sales. In our licensing business we focused on expanding the business with automotive customers and on solutions for driver and in-cabin monitoring, head-up display (“HUD”) obstruction detection and interior controls, which generated project-related NRE revenues. We also continued to support our existing printer and automotive customers, who license our zForce technology for touch display applications. In our products business we focused on promoting and selling our Touch Sensor Module (“TSM”) products to customers in the elevator and interactive kiosk sectors,” said Dr. Urban Forssell, Neonode’s CEO

“During the first half of the year our sales and business development continued to be hampered by pandemic-driven lock-downs and uncertain market outlooks for several of our customers, causing them to push new product development and launches into the future. Global supply chain constraints also affected several of our customers due to the lack of semi-conductors and other key components. Both factors had an adverse effect on our growth and financial performance. During the third and fourth quarters we saw indications that the situation in several of our key markets, for instance China, Japan, and Korea, started to normalize, a trend which we expect to continue in 2023. We therefore remain optimistic about our ability to significantly grow our business in 2023 and the years to come,” continued Dr. Urban Forssell.

“We are confident that the key market segments and application areas we are active in: touchless interaction with elevator control panels and interactive kiosks and driver and in-cabin monitoring, and HUD obstruction detection in vehicles will increase in relevance and grow in the future, and that we are in a good position to capitalize on this growth with our TSM products and our MultiSensing and zForce technology platforms. We also believe we have good potential to grow in the medtech sector with our TSM products and zForce licensing offerings. Finally, we believe that our current sources of liquidity and capital will be sufficient to execute on our strategy and continue to grow the company and increase shareholder value,” concluded Dr. Forssell.

FINANCIAL OVERVIEW FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

Net revenues for fiscal 2022 were $5.7 million, a 2.8% decrease, compared to 2021. For 2022, license revenues were $4.5 million, a decrease of 6.6% compared to 2021. The decrease is primarily the result of component shortages within the printer and automotive markets related to the COVID-19 pandemic, which in turn impacted our license revenues for 2022. However, we saw a recovery of license revenues in the second half of 2022 compared to the same period in 2021.

Revenues from product sales were $1.0 million, and in line with 2021. We saw a recovery in the second half of 2022 compared to the same period in 2021, but for the full year 2022 our product sales continued to be negatively impacted by COVID-19 driven lock-downs in Asia. We are also affected by the comparatively long development and launch periods, often 12 to 18 months, or longer, for our customers’ new equipment solutions, which slows our sales growth.

Gross margin related to products was 22.0% in 2022 compared to 3.5% in 2021. In 2022 and 2021 product sales gross margin was impacted by one-time adjustments related to TSM stock write-downs.

Our operating expenses decreased by 15.3% in 2022 compared to 2021, primarily due to lower staff expenses, professional fees, as well as depreciation and amortization. Operating expenses were also affected by a favorable exchange rate from Swedish Krona to US Dollar.

Net loss attributable to Neonode for fiscal 2022 was $4.9 million, or $0.36 per share, compared to a net loss of $6.5 million, or $0.54 per share, in fiscal 2021. Cash used by operations was $6.8 million fiscal 2022 compared to $7.7 million fiscal 2021. The decrease is primarily the result of a lower net loss.

Cash and accounts receivable totaled $16.3 million and working capital was $19.1 million as of December 31, 2022 compared to $18.7 million and $19.1 million as of December 31, 2021, respectively.

During the twelve months ended December 31, 2022, we sold an aggregate of 886,065 shares of common stock under the ATM Facility, resulting in net proceeds of approximately $4,686,000 after payment of commissions to B. Riley Securities and other expenses of $167,000. During January 2023, we sold an aggregate of 903,716 shares of our common stock under the ATM Facility with aggregate net proceeds to us of $7,868,000, after payment of commissions to B. Riley Securities and other expenses of $244,000.

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

Phone: +46 734 10 03 59

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations for growth and the growing demand for our products, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the COVID-19 pandemic, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$14,816	$17,383
Accounts receivable and unbilled revenues, net	1,448	1,293
Inventory	3,827	2,520
Prepaid expenses and other current assets	707	836
Total current assets	20,798	22,032

Property and equipment, net	282	376
Operating lease right-of-use assets, net	118	584
Total assets	$21,198	$22,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$334	$776
Accrued payroll and employee benefits	951	1,037
Accrued expenses	200	371
Contract liabilities	36	106
Current portion of finance lease obligations	95	258
Current portion of operating lease obligations	83	425
Total current liabilities	1,699	2,973

Finance lease obligations, net of current portion	46	65
Operating lease obligations, net of current portion	35	117
Total liabilities	1,780	3,155

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 14,455,765 and 13,575,952 shares issued and outstanding at December 31, 2022 and 2021, respectively	14	14
Additional paid-in capital	227,235	226,880
Accumulated other comprehensive loss	(340)	(408)
Accumulated deficit	(207,491)	(202,608)
Total Neonode Inc. stockholders’ equity	19,418	23,878
Noncontrolling interests	-	(4,041)
Total stockholders’ equity	19,418	19,837
Total liabilities and stockholders’ equity	$21,198	$22,992

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended
	December 31, 2022	December 31, 2021
Revenues:
License fees	$4,470	$4,787
Products	995	955
Non-recurring engineering	205	94
Total revenues	5,670	5,836

Cost of revenues:
Products	776	922
Non-recurring engineering	28	33
Total cost of revenues	804	955

Total gross margin	4,866	4,881

Operating expenses:
Research and development	3,963	3,546
Sales and marketing	2,034	2,839
General and administrative	4,155	5,603

Total operating expenses	10,152	11,988
Operating loss	(5,286)	(7,107)

Other income (expense):
Interest income (expense), net	100	(15)
Other income	21	-
Total other income (expense)	121	(15)

Loss before provision for income taxes	(5,165)	(7,122)

Provision for income taxes	118	146
Net loss including noncontrolling interests	(5,283)	(7,268)
Less: net loss attributable to noncontrolling interests	400	818
Net loss attributable to Neonode Inc.	(4,883)	(6,450)

Loss per common share:
Basic and diluted loss per share	$(0.36)	$(0.54)
Basic and diluted – weighted average number of common shares outstanding	13,632	11,907

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	December 31, 2022	December 31, 2021

Net loss including noncontrolling interests	$(5,283)	$(7,268)
Other comprehensive income (loss):
Foreign currency translation adjustments	68	(4)
Comprehensive loss	(5,215)	(7,272)
Less: Comprehensive loss attributable to noncontrolling interests	400	818
Comprehensive loss attributable to Neonode Inc.	$(4,815)	$(6,454)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

Balances, January 1, 2021	11,504	12	211,663	(404)	(196,158)	15,113	(3,223)	11,890

Issuance of shares for cash, net of offering costs	2,044	2	15,060	-	-	15,062	-	15,062

Stock-based compensation	28	-	157	-	-	157	-	157

Foreign currency translation adjustment	-	-	-	(4)	-	(4)	-	(4)

Net loss	-	-	-	-	(6,450)	(6,450)	(818)	(7,268)

Balances, December 31, 2021	13,576	14	226,880	(408)	(202,608)	23,878	(4,041)	19,837

Issuance of shares for cash, net of offering costs	886	-	4,686	-	-	4,686	-	4,686

Stock-based compensation	4	-	122	-	-	122	-	122

Repurchase and retirement of stock	(10)	-	(12)	-	-	(12)	-	(12)

Acquisition of remaining shares Pronode	-	-	(4,441)	-	-	(4,441)	4,441	-

Foreign currency translation adjustment	-	-	-	68	-	68	-	68

Net loss	-	-	-	-	(4,883)	(4,883)	(400)	(5,283)

Balances, December 31, 2022	14,456	$14	$227,235	$(340)	$(207,491)	$19,418	$-	$19,418

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31, 2022	December 31, 2021

Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(5,283)	$(7,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	122	157
Depreciation and amortization	120	632
Amortization of operating lease right-of-use assets	399	505
Recoveries of bad debt	(46)	-
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	(136)	434
Projects in process	-	-
Inventory	(1,133)	(1,440)
Prepaid expenses and other current assets	37	247
Accounts payable and accrued expenses	(460)	(406)
Deferred revenues	(65)	(28)
Operating lease obligations	(363)	(511)

Net cash used in operating activities	(6,808)	(7,678)

Cash flows from investing activities:
Purchase of property and equipment	(52)	(67)

Net cash used in investing activities	(52)	(67)

Cash flow from financing activities:
Proceeds from issuance of common stock, net of offering costs	4,686	15,062
Repurchase of common stock	(12)	-
Principal payments on finance lease obligations	(165)	(487)
Net cash provided by financing activities	4,509	14,575

Effect of exchange rate changes on cash	(216)	80

Net change in cash	(2,567)	6,910

Cash at beginning of year	17,383	10,473

Cash at end of year	$14,816	$17,383

Supplemental disclosure of cash flow information:
Cash paid for interest	$9	$15
Cash paid for income taxes	$132	$146

Supplemental disclosure of non-cash investing and financial activities:
Right-of-use asset obtained in exchange for lease obligations	$24	$239
Acquisition of Pronode shares	$4,441	$-